Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13G, dated November 15, 2022, with respect to the common stock, par value $1.00 per share, of Mid Penn Bancorp, Inc., a Pennsylvania corporation, is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: November 15, 2022

CASTLE CREEK CAPITAL PARTNERS VI, LP

By:	/s/ John Pietrzak
Name:	John Pietrzak
Title:	Managing Principal

CASTLE CREEK CAPITAL VI LLC

By:	/s/ John Pietrzak
Name:	John Pietrzak
Title:	Managing Principal